Exhibit (a)(28)

VAN ECK FUNDS

AMENDMENT NO. 28

TO

THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

Amendment No. 28 (the “Amendment”) to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the “Agreement”) of Van Eck Funds (the “Trust”), made at New York, New York, this 28th day of October, 2013.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

WHEREAS, on December 19, 2012, a majority of the Trustees voted to re-designate the “Long/Flat Commodity Fund” as the “Low Volatility Enhanced Commodity Fund”, or such other name or names as the officers of the Trust may determine to be appropriate;

WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, on September 26, 2013, a majority of the Trustees voted to establish a new Sub-Trust of the Trust, which is designated as Long/Short Equity Fund, and to establish three classes of shares of the new Sub-Trust, which are designated as Class A, Class I and Class Y; and

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

Section 4.2. ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following ten Sub-Trusts: Emerging Markets Fund (Class A, Class C, Class I and Class Y), Global Hard Assets Fund (Class A, Class C, Class I and Class Y), International Investors Gold Fund (Class A, Class C, Class I and Class Y), Multi-Manager Alternatives Fund (Class A, Class C, Class I and Class Y), CM Commodity Index Fund (Class

A, Class C, Class I and Class Y), Low Volatility Enhanced Commodity Fund (Class A, Class C, Class I and Class Y), Commodities Series Fund III (Class A, Class C and Class I), Commodities Series Fund IV (Class A, Class C and Class I), Unconstrained Emerging Markets Bond Fund (Class A, Class C, Class I and Class Y) and Long/Short Equity Fund (Class A, Class I and Class Y). Shares of each such Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall, unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same, have the same relative rights and preferences:

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Jonathan R. Simon
Jonathan R. Simon, Assistant Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 28th day of October, 2013.

/s/ Brian A. Allas
Notary Public, State of New York
No. 01AL4900669
Qualified in New York County
Commission Expires December 7, 2013
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